Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Glowpoint, Inc. on Form S-3 (Nos. 333 185739 and 333-192129) and Form S-8 (No. 333-150436) of our report dated March 6, 2014, on our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, which report is included in this Annual Report on Form 10-K to be filed on or about March 6, 2014.

/s/ EISNERAMPER LLP

Iselin, New Jersey
March 6, 2014